     Exhibit 10.2

First Amendment to the Equity Office Properties Trust
2003 Share Option and Share Incentive Plan

     WHEREAS, Equity Office Properties Trust (the “Company”) has adopted the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan (the “Plan”), and has reserved the right to amend the Plan; and

     WHEREAS, the Compensation and Option Committee of the Board of Trustees of the Company (the “COC”) is authorized to amend the Plan, and the COC has approved and adopted this amendment;

     NOW THEREFORE, the Company amends the Plan, effective September 20, 2003, in the following respects:

     1. The definition of “Fair Market Value” in Section 2.17 is amended to provide as follows:

“Fair Market Value” means, except as provided in Section 19.3 hereof, the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc. or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Share on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the first trading day immediately preceding the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no closing price (or highest bid and lowest asked prices or high and low sale prices) is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Committee in good faith.”

     2. Section 19.3 is amended by the addition of the following sentences at the end thereof:

“Solely for the purposes of this Section 19.3, if on the date the amount of tax to be withheld is to be determined the Shares are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc. or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the mean between the high and low sale prices of the Share on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market)

on the first trading day immediately preceding the determination date or, if there are no such reported sale prices on such trading day, on the next preceding day on which any sale shall have been reported.

In addition, for the purpose of the Company’s determining the income and appropriate withholding under this Section 19.3, the amount of income recognized in connection with an Option exercise shall be based on (i) in the case of a cashless Option exercise, the actual proceeds of the exercise, (ii) in the case of pre-arranged transactions by which an Option is exercised and the purchased Shares are sold on the date of exercise, the sale price for such Shares, and (iii) for all other Option exercise methods, the excess of the Fair Market Value (as defined under this Section 19.3) of a Share on the first trading day preceding the exercise date over the exercise price.

For the purpose of the Company’s determining the income and appropriate withholding under this Section 19.3, the amount of income recognized in connection with the exercise of a SAR shall be based on the Fair Market Value (as defined under this Section 19.3) of a Share on the exercise date.

For the purpose of the Company’s determining the income and appropriate withholding under this Section 19.3, the amount of income recognized in connection with the vesting of a Share Award shall be based on the closing price of a Share on the first trading day immediately preceding the determination date, which is the Fair Market Value of a Share as defined in Section 2.17.

     IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company, this 20th day of September, 2003.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens

Name: Title:	Stanley M. Stevens Executive Vice President, Chief Legal
Counsel and Secretary